FOR IMMEDIATE RELEASE

CME Group CEO Phupinder Gill Announces Retirement; Board Expands Role of Terry Duffy to Chairman and CEO; Appoints Bryan Durkin as President

CHICAGO – November 10, 2016 – CME Group today announced that its Chief Executive Officer Phupinder Gill has informed the Company’s Board of Directors that he is retiring from the organization and Board, at year end, December 31, 2016. At the Board’s request, Terry Duffy has assumed the expanded role of Chairman and Chief Executive Officer. Bryan Durkin, who is currently Chief Commercial Officer, has been named President of CME Group.

Gill, a 28-year veteran of CME Group, has served in numerous roles during his tenure and was named CEO in 2012. During the next two months, Gill will work with Duffy, Durkin and the CME management team on the transition.

“Phupinder Gill has dedicated the majority of his career to the futures industry, and has played a valuable role in helping CME achieve dynamic global expansion, developing a strong growth strategy, creating a strategic sales team structure and establishing a customer-focused orientation across the organization,” said Duffy. “Going forward, our strategy remains unchanged.”

“At the same time, we are extremely pleased to promote Bryan to President. Given his more than 30 years of experience in all aspects of the business, he is a proven leader with deep product and operational knowledge, as well as strong customer and industry relationships. Together, with our management team and employees around the world, we will continue to work to achieve our strategic objectives and serve our clients globally.”

“It has been my greatest honor to have been a part of the transformation of CME Group,” said Gill. “I am extremely optimistic about the future of the company, due in large part to the unparalleled expertise of our talented employees across the world. I’m proud of all we have been able to achieve together on behalf of our customers and shareholders. It is the right time for me to retire, and I am confident that Terry, Bryan, and the management team, along with the entire staff of CME, will continue to further advance our strategy and lead the company into the future.”

About Terry Duffy

The Honorable Terrence A. Duffy has served as Executive Chairman and President of CME Group since 2012. Previously, Duffy served as Executive Chairman since July 2007. He served as Chairman of the Board of CME and CME Holdings since April 2002 and as Executive Chairman since October 2006, leading the company through its strategic acquisitions of CBOT and NYMEX as well as CME’s initial public offering. He was Vice Chairman of the Board of CME Holdings Inc. from its formation in August 2001 and of the Board of CME from 1998 to April 2002. He was President of TDA Trading, Inc. from 1981 to 2002. Duffy currently serves as Co-Chair of the Mayo Clinic Greater Chicago Leadership Council. He also is Vice Chairman of the CME Group Foundation and President of the CME Group Community Foundation.

About Bryan Durkin

Bryan T. Durkin has served as Chief Commercial Officer of CME Group since 2014 and as Chief Operating Officer from 2007-2014. In these roles, he has had responsibility for the company’s global operations, technology, product and business development, international growth and sales functions. As part of his responsibilities, he led the global company integrations following CME’s merger with CBOT in 2007 and NYMEX in 2008.  Durkin previously held senior leadership roles at CBOT, including Executive Vice President and Chief Operating Officer. He serves on the Board of Directors of CME Europe and Bursa Malaysia Derivatives Berhad. He is a member of the COMEX Governors Committee, the CFTC’s Technology Advisory and Energy and Environmental Markets Advisory Committees. He also serves on the Boards of the CME Group Community Foundation and Misericordia.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

# # #

16-163